Exhibit 3.1
     Pursuant to Section 303 of the General Corporation Law of the State of Delaware and the Order: (I) Authorizing Amendment of the Certificate of Incorporation and Bylaws of The LTV Corporation and (II) Approving and Authorizing the Engagement of John T. Delmore as (A) President and Treasurer of the LTV Corporation and (B) President, Treasurer and Secretary of LTV Steel Company, Inc., Nunc Pro Tunc as of December 1, 2005, entered on January 6, 2006 by the United States Bankruptcy Court for the Northern District of Ohio, Eastern Division, the Certificate of Incorporation of The LTV Corporation was amended, effective as of December 1, 2005, by deleting Section (b) of Article SIXTH thereof and substituting in lieu thereof the following Section (b) of Article SIXTH:
(b) The number of directors which shall constitute the whole Board of Directors shall be such as is from time to time fixed solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors, but in no case shall the number be less than one (1) or more than fifteen (15).